Exhibit “10.5”  (Revised Engagement Letter with Mayer Hoffman McCann, PC)

Mayer Hoffman McCann P.C.
An Independent CPA Firm
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
913-234-1900 ph
913-234-1100 fx
www.mhm-pc.com

November 1, 2010

Audit Committee
Bigelow Income Properties, LLC
Mr. Charles Christian Kirley, Esq. 4801 Main Street, Suite 1000
Kansas City, Missouri 64112

Dear Chris:

We are pleased to confirm the arrangements of our engagement and the nature of the services we will provide for Bigelow Income Properties, LLC (the Company), which incorporates the attached Terms and Conditions. This letter constitutes the entire agreement between the parties with respect to Mayer Hoffman McCann P.C.'s (MHM) performance of the professional services described herein.

ENGAGEMENT OBJECTIVES
We will audit the following financial statements:

1.          Opening balance sheet
2.          Income statement
3.          Statement of cash flows.

These statements will be audited by us as of June 30, 2010 and for the period from inception through June
30, 2010.

We have not been engaged to audit the Company's internal controls over financial reporting.

OUR RESPONSIBILITIES
The objective of our audit is the expression of an opinion about whether the financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles. Our audit will be conducted in accordance with the standards of the Public Company Accounting Oversight Board of the United States (PCAOB) and will include tests of the accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions. We may also request written representations from your attorneys as part of the engagement and they may bill you for responding to this inquiry. At the conclusion of our audit, we will require certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from errors, fraudulent financial reporting, misappropriation of assets, or violations of laws or governmental regulations that are attributable to the Company or to acts by management or employees acting on behalf of the Company.

Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us. In addition, an audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. However, we will inform you of any material errors that come to our attention, and we will inform you of any fraudulent financial reporting or misappropriation of assets that comes to our attention. We will also inform you of any violations of laws or governmental regulations that come to our attention, unless clearly inconsequential. Our responsibility, as auditors, is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of the Company and its environment, including internal controls sufficient to assess the risks of material misstatement of the financial statements and to design the nature, timing, and extent of further audit procedures to be performed. An audit is not designed to provide assurance on internal controls or to identify control deficiencies that are, significant deficiencies or material weaknesses in the design or operation of internal controls. However, during the audit, if we become aware of such control deficiencies, we will communicate them to you.

The services described above do not relieve management or those charged with governance of their responsibilities.

OUR RESPONSIBILITIES TO COMMUNICATE WITH THE AUDIT COMMITTEE
In conjunction with management, who is responsible for establishing the Company's accounting policies, we will discuss our judgments of the quality and understandability, not just the acceptability, of the Company's accounting policies and disclosures prior to the filing of our audit reports with the SEC. We believe oral communication is the appropriate method to provide open and candid dialogue.

We will report to the audit committee, in writing, the following matters prior to the filing of our audit reports with the SEC:

•
All significant deficiencies and material weaknesses (as defined by the PCAOB) identified during the services provided. If a significant deficiency or material weakness exists because of the oversight of the Company's external financial reporting and internal control over financial reporting by the audit committee, we will report such deficiency in writing to the board of directors.

•
Corrected misstatements arising from the services provided that could, in our judgment, either individually or in aggregate, have a significant effect on the Company's financial reporting process. In this context, corrected misstatements are proposed corrections of the financial statements that were recorded by management and, in our judgment, may not have been detected, except through the procedures performed.

•	Uncorrected misstatements aggregated during the current engagement and pertaining to the latest period presented that were determined by management to be immaterial, both individually and in the aggregate.

•	All relationships between the Company and CBIZ MHM, LLC and its related entities and MHM that, in our judgment, may reasonably be thought to bear on independence.

•
Alternative treatments within U.S. generally accepted accounting principles for accounting policies and practices related to material items that have been discussed with management during the current period, including 1) ramifications of the use of such alternative disclosures and treatments and the treatment preferred by MHM and 2) the process used by management in formulating particularly sensitive accounting estimates.

•	Disagreements with management or other significant difficulties encountered in performance of our services.

•
Critical accounting policies and practices applied in the [consolidated] financial statements and our assessment of management's disclosures regarding such policies and practices, including why certain policies and practices are or are not considered critical, and how current and anticipated future events impact those determinations.

•	Other matters required to be communicated by the standards of the PCAOB.

We will also read minutes of audit committee meetings for consistency with our understanding of the communications made to the audit committee and determine that the audit committee has received copies of all material written communications between MHM and management. We will also determine that the audit committee has been informed of 1) the initial selection of, or the reasons for any change in, significant accounting policies or their application during the period, 2) the methods used by management to account for significant unusual transactions, and 3) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus.

To the extent they come to our attention, we will inform the audit committee and management about any material errors and any instance of fraud or illegal acts. Further, to the extent they come to our attention, we will also directly inform the audit committee about fraud that involved senior management, or that in our judgment causes a material misstatement of the financial statements, and illegal acts that come to our attention, unless clearly inconsequential. In the case of illegal acts, which in our judgment would have a material effect on the financial statements of the Company, we are also required to follow the procedures set forth in the Private Securities Litigation Reform Act of 1995, which under certain circumstances requires us to communicate our conclusions to the SEC.

If, during the performance of our services, circumstances arise which make it necessary to modify our reports or withdraw from the engagement, we will communicate to the audit committee our reasons for withdrawal.

In addition, if we become aware of information that relates to our services after we have issued our reports or completed our procedures, but which was not know to us as the date of reports or completion of our procedures, and which is of such a nature and from such a source that we would have investigated that information had it come to our attention during the course of our services, we will, as soon as practicable: (1) communicate such an occurrence to the audit committee; and (2) undertake an investigation to determine whether the information is reliable and whether the facts existed at the date of our reports or completion of our procedures. Further, management agrees that in conducting that investigation, we will have the full cooperation of the Company's personnel. If the subsequently discovered information is found to be of such a nature that (a) our reports or completion of our procedures would have been affected if the information had been known as of the date of reports or completion of our procedures and (b) we believe that the reports or interim review procedures are currently being relied upon or are likely to be relied upon by someone who would attach importance to the information, appropriate steps will be taken by MHM and will be expected to be taken by the Company to prevent further reliance on our reports or procedures. Such steps include appropriate disclosures by the Company of the newly discovered facts and the impact on the financial statements.

AUDIT COMMITTEE RESPONSIBILITIES
You are directly responsible for the appointment of Mayer Hoffman McCann P.C. as independent auditor, determining our compensation, and oversight of our work, including resolution of disagreements between management and us regarding financial reporting. We understand that we report directly to you and that you are responsible for preapproval of all attest and nonattest services provided by us.

MANAGEMENT'S RESPONSIBILITIES
You are responsible for management decisions and functions, and for designating a qualified management-level individual to oversee any tax or other services we provide. You are responsible for evaluating the adequacy and results of the services performed and accepting responsibility for such services.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the Company involving (a) management, (b) employees who have significant roles in internal control, and (c) others where the fraud could have a material effect on the financial statements. You are also responsible for informing us of your knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, regulators, or others. In addition, you are also responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

As part of our engagement we may propose standard, adjusting, or correcting journal entries to your financial statements.  You are responsible for reviewing the entries and understanding the nature of any proposed entries and the impact they have on the financial statements. Further, you are responsible for designating a qualified management-level individual to be responsible and accountable for overseeing these services.

During the course of our engagement, we will request information and explanations from management regarding the company's operations, internal controls, future plans, specific transactions, and accounting systems and procedures. At the conclusion of our engagement, we will require, as a precondition to the issuance of our report, that management provide certain representations in a written representation letter. The procedures we will perform in our engagement and the conclusions we reach as a basis for our report will be heavily influenced by the written and oral representations that we receive from management.

The Securities and Exchange Commission does not permit a CPA Firm to perform any audit services for a public company if a Chief Executive Officer, Chief Financial Officer, controller, Chief Accounting

Officer or equivalent position was employed by the CPA Firm and participated in any capacity in the audit of the issuer during the one year period preceding the start of the audit. Accordingly, you agree that you will not hire any of our employees (direct employees or leased) who participated in the audit for any of these positions in the timeframe described as one year preceding the initiation of the audit. Further, you acknowledge that you have not hired any such individual for the above capacities that would impair our ability to serve as your auditors.

Should a comfort letter be requested in connection with a future filing under the Securities Act of 1933, or an exempt offering, the specific terms of our services .will be determined at that time. Prior to our issuance of a comfort letter, management of the Company agrees to supply us with a representation letter that will, among other things, confirm that no events have occurred that would require adjustments to (or additional disclosure in) the financial statements or management's assessment regarding the effectiveness of the Company's internal control over financial reporting referred to above, and confirm the Company's responses to certain inquiries made in connection with our issuance of the comfort letter.

We understand that your employees will prepare all confirmations and other schedules we request and will locate any documents selected by us for testing.

OTHER SERVICES
If you intend to include these financial statements and our report in an offering, reporting or other document at some future date, you agree to seek our prior written consent to do so at that time. You agree to provide reasonable notice to allow sufficient time for us to perform certain additional procedures. Any time you intend to publish or otherwise reproduce these financial statements and our report and make reference to our Firm name in any manner in connection therewith, you agree to provide us with printer's proofs or masters for our review and approval before printing or other reproduction. You will also provide us with a copy of the final reproduced material for our approval before it is distributed. Our fees for such services are in addition to those discussed elsewhere in this letter, should we agree to accept the engagement to consent to the reissuance of the financial statements or use of our report.

As a result of our prior or future services to you, we might be requested to provide information or documents to you or a third party in a legal, administrative, or arbitration or similar proceeding in which we are not a party. If this occurs, our efforts in complying with such requests will be deemed billable to you as a separate engagement. We shall be entitled to compensation for our time and reasonable reimbursement for our expenses (including legal fees) in complying with the request. For all requests we will observe the confidentiality requirements of our profession and will notify you promptly of the request.

Our relationship is strictly confidential. For that reason, it is our policy that we will not release any information to a third party either from our files or from material temporarily in our care without first obtaining your consent. It is agreed that we will provide CBIZ MHM, LLC with access to your accounting, financial and other records we maintain so CBIZ MHM, LLC can provide you with tax, advisory and consulting services you have engaged them to perform.

ENGAGEMENT FEES
Our fees for the services will be billed at standard rates. Our fees are based upon the complexity of the work to be performed, timing of the engagement, experience level of the personnel required, and estimates of the professional time to complete the required services. Our fees do not include expenses in connection with these services, such as for travel, copies and printing, postage, etc., which will be billed separately.

Additionally, our fees are dependent on the availability, quality and completeness of your records and, where applicable, upon your personnel providing the level of assistance identified in the "prepared by client" request list distributed at the end of our planning work. Should our assumptions with respect to these matters be incorrect or should the condition of the records, degree of cooperation, or other matters beyond our reasonable control require additional commitments by us beyond those upon which our estimated fees are based, we may adjust our fees and planned completion dates. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs. In addition, fees for any related projects, such as proposed business combinations or research and/or consultation on special business or financial issues, will be billed separately from the fee referred to above and will be subject to separate arrangements. The fee estimate above assumes no adjustments will be necessary.

We consider telephone calls and meetings on accounting and reporting matters to be an integral part of the engagement and no additional fees are charged for these services. If, however, there is a significant transaction or new accounting issue that requires us to spend a substantial amount of time that clearly was not anticipated in our fee proposal, there may be additional billing.

Invoices will be submitted as the work progresses and a final invoice will be submitted upon completion of the services. Invoices are payable upon receipt. If our invoices for this, or any other engagement you may have with us, are not paid within 30 days, we may suspend or terminate our services for this or any other engagement. In the event our work is suspended or terminated as a result of nonpayment, you agree we will not be responsible for any consequences to you.

For administrative convenience, the fees for our services will be invoiced through CBIZ MHM, LLC. If properly submitted invoices are not paid within 30 days of the invoice date, a late charge may accrue at the lesser of (i) 1% per month or (ii) the highest rate allowable by law.

OTHER ENGAGEMENT MATTERS
This letter and the attached Terms and Conditions set forth the rights and responsibilities of the parties with respect to the services to be provided. The attachment is an integral part of this agreement. This engagement is being undertaken solely for the benefit' of the parties to this agreement, and no other person shall be entitled to enforce the terms of this agreement.

The undersigned is the engagement shareholder responsible for supervising the engagement and signing the report.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

The services and arrangements described in this letter are in accordance with our understanding and are acceptable to us.

Mayer Hoffman McCann P.C.

Engagement Letter

Terms and Conditions

A.
Services. These Terms and Conditions and the engagement letter (and any attachments) (the "Engagement Letter"), and any subsequent amendments or addenda thereto, to which these Terms and Conditions are attached (collectively, the "Agreement") constitute the entire agreement between the entity identified in the accompanying Engagement Letter (the Client) and Mayer Hoffman McCann P.C. ("MHM"), regarding the services described in the Engagement Letter. MHM will provide the Services described in the Engagement Letter, and will use all reasonable efforts to perform the Services in accordance with any agreed upon timeframe. MHM has every expectation that this engagement will be conducted by the MHM professionals designated for this engagement. If for any reason any of those individuals are not able to complete this engagement, professionals with similar qualifications and experience will do so. Where any changes are necessary, MHM will give Client reasonable notice of the changes.

B.
Ownership. Client shall own the copyright in all written material originated and prepared for and delivered to the Client under this Agreement. However, MHM working papers, files and MHM Confidential Information (as defined below) belong exclusively to MHM. The ideas, concepts, know-how, techniques, inventions, discoveries and improvements developed during the course of this Agreement by MHM personnel, alone or in conjunction with Client personnel, may be used by MHM in any way it deems appropriate, including without limitation by or for its clients or customers, without an obligation to account, notwithstanding any provision in this Agreement to the contrary. MHM is in the business of providing attestation services for a wide variety of clients and the Client understands that MHM will continue these activities: Accordingly, nothing in this Agreement shall preclude or limit MHM from providing attestation services, consulting services and/or developing software or materials for itself or other clients, irrespective of the possible similarity of materials, which might be delivered to the Client.

C.
Confidentiality. MHM agrees that all financial, statistical, marketing and personnel data relating to the Client's business, and other information identified as confidential by the Client, are confidential information of the Client ("Client Confidential Information"). The Client agrees that MHM proprietary software, tools and other methodologies and any other information identified as confidential by MHM, are confidential information of MHM ("MHM Confidential Information"). Client Confidential Information and MHM Confidential Information are collectively referred to as "Confidential Information." Each party shall use Confidential Information of the other party which is disclosed to it only for the purposes of this Agreement and shall not disclose such Confidential Information to any third party without the other party's prior written consent, other than to MHM subcontractors hired in connection with this engagement, if any, and to each other's employees on a need-to-know basis in connection with this engagement. Each party agrees to take measures to protect the confidentiality of the other party's Confidential Information that, in the aggregate, are no less protective than those measures it uses to protect the confidentiality of its own Confidential Information, but at a minimum, each party shall take reasonable steps to advise their employees (and, in the case of MHM, its subcontractors, if any) of the confidential nature of the Confidential Information and of the prohibitions on copying or revealing such Confidential Information contained herein. MHM and the Client each agree to require that the other party's Confidential Information be kept in a reasonably secure location.

Notwithstanding anything to the contrary contained in this Agreement, Client may convey MHM's comments and thoughts to Client's outside counsel and investment bankers provided Client accurately describes the terms, including the limitations, of MHM's engagement. Furthermore, neither party shall be obligated to treat as confidential, or otherwise be subject to the restrictions on use, disclosure or treatment contained in this Agreement for, any information disclosed by the other party (the "Disclosing Party") which: (i) shall have otherwise become publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by MHM in breach hereof, (ii) is disclosed by you or your personnel to a third party without substantially the same restrictions as set forth herein, (iii) becomes available to MHM on a non-confidential basis from a source other than you or your personnel which MHM does not believe is prohibited from disclosing such information to MHM by obligation to you, (iv) is known by MHM prior to its receipt from you without any obligation of confidentiality with respect thereto, or (v) is developed by MHM independently of any disclosures made by you or your personnel to CBIZ MHM of such information.

Neither party will be liable to the other for inadvertent or accidental disclosure of Confidential Information if the disclosure occurs notwithstanding the party's exercise of the same level of protection and care that such party customarily uses in safeguarding its own confidential information. Notwithstanding the foregoing, either party will be entitled to disclose Confidential Information of the other to a third party to the extent that this is required by valid legal or regulatory process, provided that (and without breaching any legal or regulatory requirement) the party to which the request is made provides the Disclosing Party with prompt written notice and allows the Disclosing Party to seek a restraining order or other appropriate relief.

We may be requested to make certain workpapers or files available to certain regulatory agencies pursuant to authority given to it by law or regulation. If requested, access to such workpapers will be provided under the supervision of MHM's personnel. Furthermore, upon request, we may provide photocopies of selected workpapers to certain regulatory agencies. Certain regulatory agencies may intend, or decide, to distribute the photocopies or information contained therein to others, including other government agencies.

D.
Client Responsibilities. Client agrees to provide reasonable workspace, administrative support, computer facilities and other support, which are necessary to perform the Services; including providing highspeed Internet access to our engagement team, if practicable, while working at the Client premises. Client agrees to perform in a timely fashion those tasks and provide the personnel agreed to by the parties. Client personnel assigned to work on matters related to this engagement will be qualified for the tasks for which they are assigned. MHM's performance is dependent on Client carrying out its responsibilities as set out in this Agreement. Client's failure to satisfy its responsibilities under this Agreement may lead to an increase in our fees, depending upon the extent to which we have to perform more work ourselves or reschedule our commitments to deliver the Services, or our inability to provide the Services. Should Client fail to perform any of its obligations under this Agreement, MHM shall not be responsible for any delay or other consequences due to such failure.

E.
Fees and Payment. Client shall pay MHM the fees set forth in the Engagement Letter. Client shall also be responsible for paying any taxes (such as applicable sales taxes, duties or goods and services taxes) for which it is legally liable arising from this Agreement at the rate in force at the date the liability arises. Our invoices will be issued as set out in the Engagement Letter. All invoices will be due upon receipt unless stated otherwise in the Engagement Letter. Services rendered after the expiration of the term of the engagement or in addition to the scope contemplated herein and in the Engagement Letter, such as meetings, planning, etc., will be billed separately at our hourly rates.

F.
Term and Termination. This Agreement will apply from the commencement date stated in the Engagement Letter, if any, or where no commencement date is specified, from the date of signature by both parties. If MHM commenced the performance of the Services prior to the execution of this Agreement, this Agreement shall nonetheless cover the performance of such Services. This Agreement will continue until the services and deliverables have been provided unless it is terminated earlier in accordance with the terms set out elsewhere herein. MHM shall be under no duty to update or revise its opinion or report, once issued, unless expressly engaged to do so by the Client, and MHM shall be under no duty to accept any such engagement. If we accept such an engagement, we will be required to perform certain procedures required by generally accepted auditing standards. The following sections of this Agreement will survive completion of the Services or its earlier termination: Confidentiality, Ownership, and such other provisions of this Agreement which by their nature are intended to survive.

Either party may terminate this Agreement upon written notice to the other party irrespective of whether MHM has issued its opinion or report. Client will be responsible for fees and expenses incurred through the date the termination notice is received. Where Client terminates this Agreement, Client will pay MHM for additional costs necessarily incurred as a result of early termination of the Services.

G.
General. This Agreement forms the entire agreement between the parties relating to the services, and replaces and supersedes any previous proposals, correspondence, understandings or other communications whether written or oral. This agreement shall be binding on all transferees, successors and assigns of both MHM and you. Neither party shall be liable to the other for any delay or failure to perform any of the services or obligations set forth in this Agreement due to causes beyond its reasonable control. Each party acknowledges that this was a negotiated contract, and as a result, no part of this contract shall be construed against either party based on drafting of the contract. If any provision of this Agreement is determined to be invalid under any applicable statue or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

No delay or omission by either party in exercising any right or power shall impair such right or power or be construed to be a waiver. A waiver by either party of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach or of any other covenant. No waiver or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such waiver or discharge is sought to be enforced.

It is common practice for professional service firms such as ours, in discussions with prospective clients, to make reference to prior work, and we would like to have the opportunity to do so with respect to this assignment. Unless Client informs MHM to the contrary, on completion of this assignment we understand that we will be entitled to make reference to having undertaken it, including a brief description of its objectives, in MHM newsletters and publications and discussions with third parties regarding work opportunities.

H.
Leased personnel.  In performing our engagement we will lease professional and administrative staff, both of which are employed by CBIZ MHM, LLC or its related entities. These individuals will be under the direct control and supervision of MHM, which is solely responsible for the professional performance of our engagement. Additionally, the professional staff is subject to the standards governing the accounting profession, including the requirement to maintain the confidentiality of client information and MHM and CBIZ MHM, LLC and its related entities have contractual agreements requiring confidential treatment of all client information.

I.
Independent Contractor.  It is understood and agreed that each of the parties hereto is an independent contractor and that neither party is, nor shall be considered to be, an agent, partner, joint venturer, or representative of the other. Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation of behalf of, or in the name of, the other.

J.
Employment offers to our personnel. During the term of this Agreement and for a period of two years thereafter, the parties agree not to hire, solicit, or attempt to solicit, whether directly or indirectly, the services of any staff, employee, consultant, or subcontractor of the other party without the prior written consent of that party.

subcontractor of the other party without the prior written consent of that party.

Professional standards require us to be independent with respect to the Company in the performance of our services. Any discussions that the Company has with personnel of our Firm regarding potential employment with the Company could impair our independence with respect to this engagement. Therefore, we request that you inform us prior to any such discussions so that we can implement appropriate safeguards to maintain our independence and objectivity. Employment offers to any staff member working on your engagement without our prior knowledge may require substantial additional procedures to ensure the independence and objectivity of our engagement. Any additional costs incurred due to these procedures will be fully billable in addition to our fee.

K.
Safe Environment. You agree that in any circumstances wherein MHM personnel are required to work at any premises or location operated or controlled by you, you will take all actions and precautions necessary to ensure that Client premises are free from all known or reasonably foreseeable safety hazards, and all forms of harassment and discrimination.

L.
Property. The workpapers and files which MHM generates in connection with this engagement are the property of MHM. Upon the termination of this engagement, upon request we will return your original records to you. All MHM workpapers and files will be retained, pursuant to MHM's document retention policy.

M.
Electronic Communication. In the interest of facilitating our services to you, we may communicate by facsimile transmission or by sending electronic mail over the Internet. Such communications may include information that is confidential to you. Our firm employs measures in the use of facsimile machines and computer technology designed to maintain data security. While we will use our best efforts to keep such communications secure in accordance with our obligations under applicable laws and professional standards, we have no control over the unauthorized interception of these communications once they have been sent.

With regard to the electronic dissemination of financial statements, including financial statements published electronically on your Internet website, you understand that electronic sites are a means to distribute information and, therefore, we are not required to read the information contained in these sites or to consider the consistency of other information in the electronic site with the original document. You agree that you shall bear the risk of any inconsistency between the electronic document and the original document.

N.
Governing Law and Severability. These Terms and Conditions of Services, and the engagement letter to which these terms are appended, shall be governed by, and construed in accordance with, the laws of the State in which MHM personnel rendering the attest services are located (without giving effect to the choice of law principles thereof). If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth in this Agreement.